Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CAMAC ENERGY INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

CAMAC Energy Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.     This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 2, 2007, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 7, 2010, and as further amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 18, 2014 (the “Amended and Restated Certificate of Incorporation”).

2.     Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraph:

The name of this corporation is Erin Energy Corporation.

3     Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraphs:

ARTICLE IV

Effective as of 5:00 p.m., Eastern Time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware (the “Effective Date”), and without regard to any other provision of this Amended and Restated Certificate of Incorporation, each six shares of Common Stock issued and outstanding immediately prior to the time this Certificate of Amendment becomes effective shall be and hereby are automatically reclassified and changed (without any further act) into one fully-paid and nonassessable share of Common Stock (the “Reverse Stock Split”). Holders of shares of Common Stock who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will receive cash, without interest or deduction, in lieu of such fractional shares, in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our Common Stock on the Effective Date as reported on the stock exchange on which the shares giving rise to the fractional share are traded by (b) the fraction of the share owned by the holder of Common Stock.

The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 416,666,667 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.001 par value per share, of which thirty million (30,000,000) shares have been designated “Series A Convertible Preferred Stock.”

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized, subject to Article V, Section 6 of this Amended and Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

4.     This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.     All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 22nd day of April, 2015.

By:	/s/ Nicolas J. Evanoff
Name:	Nicolas J. Evanoff
Title:	Secretary